UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2013

ZAGG Inc

(Exact name of registrant as specified in its charter)

Nevada	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah 84115

(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e)           Adoption of New Omnibus Compensation Plan by Board of Directors

On January 15, 2013, the Board of Directors of ZAGG Inc (the “Registrant”) adopted a new equity incentive award plan, named the ZAGG Inc 2013 Equity Incentive Award Plan (the “2013 Plan”) and directed that it be submitted to shareholders for their approval at the Company’s annual meeting in 2013.  The new plan is an “omnibus plan” under which stock options, stock appreciation rights, performance share awards, restricted stock, and restricted stock units can be awarded.  Nevertheless, the Board of Directors expects that the Company will continue its current practice of awarding restricted (or deferred) stock, plus awarding restricted stock units, which it could not do under the 2007 Stock Incentive Plan (the “2007 Plan”).  The 2013 Plan’s initial share reservation will be 5,000,000 shares.  The term of the plan is for 10 years from the date of its adoption.

In addition, the Company’s Board of Directors determined that the Company will cease to issue any additional awards pursuant to the Company’s existing equity award plan, the 2007 Plan.  All awards that are outstanding under the 2007 Plan will continue to vest, be exercisable, and expire according to their respective terms.

The Company estimates that there are approximately 6,200,000 shares available for new awards under the 2007 Plan, including foreseeable forfeitures of awards previously granted.  By reserving 5,000,000 shares under the 2013 Plan, the Company believes that it has reduced potential shareholder dilution by more than 1,000,000 shares.

The foregoing summary of the terms and conditions of the 2013 Plan does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2013 Plan attached as an exhibit hereto.

Additionally, the 2013 Plan will be attached as an appendix to the Company’s proxy statement for the 2013 shareholder meeting, where, as noted, the Company will seek shareholder approval of the 2013 Plan.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	ZAGG Inc 2013 Equity Incentive Award Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Inc

Date: January 17, 2013	By:	/s/ Brandon T. O’Brien
Brandon T. O’Brien
Chief Financial Officer

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